Ness Energy International, Inc. Establishes Board of Advisors and Announces New CFO

Thursday December 23, 1:34 pm ET

WILLOW PARK, Texas and NETANYA, Israel, Dec. 23 /PRNewswire-FirstCall/ — Ness Energy International, Inc. (OTC Bulletin Board: NESS — News), today, announced the creation of a Board of Advisors. Initially, the board will consist of Bob Fowler, Gene Durkee, and Owen A. May. President Stephens quotes, “Each of these individuals brings with them strengths from a particular field of expertise, further strengthening Ness’ ability to take advantage of the opportunities we continue to encounter. Ness has a tremendous future and requires a team of dedicated professionals that can help us realize our full potential.”

Board Member Highlights

Robert G. Fowler has extensive experience, both with field operations, as well as executive management, in the petroleum industry. He has been involved with some of the deepest wells ever drilled. Mr. Fowler received a Bachelor of Science in Petroleum Engineering, from the University of Oklahoma in 1958, and is a graduate of the Harvard Advanced Management Program. Mr. Fowler was instrumental in the growth and development of Enserch Exploration, Inc. where he served as Chairman until starting his own company, RGF Investments, Inc., where he currently serves as a director. Mr. Fowler also serves as a director for various other companies and organizations.

Gene Durkee, PE, specializes in various technical aspects of hydrocarbon exploration and production. He once served as director for the services division of Pool International, where he was involved with operations around the globe. Mr. Durkee earned a Bachelor of Science in Petroleum and Business Management from the University of Oklahoma, with Graduate work at UCLA. Currently, Mr. Durkee currently owns Energy Marketing/Drilling Company in Fort Worth, Texas. His experience spans the globe, from China to South America, with such companies as Texaco, Mobil, and Chase Manhattan Bank.

Owen A. May is an investment banker with years of experience in the field of international finance and investment banking. He is currently chairman and CEO of May Davis Group, Inc., a full-service brokerage and investment-banking firm based in Manhattan and Baltimore. Mr. May is a graduate of the University of Miami where he received a BS in biology and an MBA from Duke University’s Fuqua School of Business. With 20 years of Wall Street experience, Mr. May is frequently featured in the business press and appears regularly on television and radio news programs.

Sha Stephens states, “Each of these individuals were chosen for our Board of Advisors due to their extensive experience in their respective fields. Their contributions will assist us tremendously in our ongoing domestic growth, however each of them also has extensive experience in international operations, which will help further our efforts in Israel, as well as other international markets. We are grateful they have elected to join our team.”

New Chief Financial Officer

In addition to the formation of the board of advisors, Ness also welcomes a new CFO, Rick Hoover. Mr. Hoover received his college degree from Regis University with a minor in Economics, and is a Certified Public Accountant. He left a Public Tax Firm in the 80s, and has worked in a variety of worldwide, and national publicly traded companies, until starting his own company in 1997. Rick assumes the position of CFO from Bob Lee, who has been with Ness for many years. President Stephens says, “We want to thank Bob for his years of loyal service. He was there for us during the early years and has grown with us to where we are. We wish him the best for the future.”

About Ness-The Vision

Ness Energy is an aggressive, emerging oil and gas company building on deals that make sense. Ness Energy operates interests in the Ft. Worth Basin and the Coastal Plains regions of Texas. Ness is also a very active player in the energy industry in Israel, carrying out the Vision of The Company. Ness Energy is building at a high-speed pace through Merger, Acquisitions, Drilling, Re-Work and Re-Entry.

Certain Information

Figures are unaudited or estimates, unless otherwise noted, and are subject to more complete final figures and footnotes in financial filings with the SEC. Certain statements above are forward-looking based on Management’s expectations or estimates, subject to change. Words like “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar identify them. They are not guarantees of performance or otherwise and are subject to risks, uncertainties and other factors, some beyond control and difficult to predict. Therefore, outcomes may differ materially from these statements. Do not place undue reliance on them. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company disclaims information created or distributed by any outside party and endorses only its official Press Releases. Comments concerning plans, filings, reports or other documents are limited in that they may express opinions or be summaries of less than all of the information.

Visit us on the web at http://www.nessenergy.com .

Source: Ness Energy International, Inc.